Exhibit 99.1

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and Board of Directors

Owl Rock Capital Corporation:

We have audited and reported separately herein on the consolidated financial statements of Owl Rock Capital Corporation and subsidiaries (the Company) as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021.

We have also previously audited, in accordance with the standards of the PCAOB, the consolidated statements of assets and liabilities of the Company, including the consolidated schedules of investments as of December 31, 2019, 2018, 2017 and 2016, and the related consolidated statements of operations, changes in net assets, and cash flows for the years ended December 31, 2018, 2017, and 2016 (none of which is presented herein), and we expressed unqualified opinions on those consolidated financial statements.

The senior securities table included in Part II, Item 5 of the December 31, 2021 annual report on Form 10-K of the Company, under the caption “Senior Securities” (Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s respective consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective consolidated financial statements as a whole.

/s/ KPMG LLP

New York, New York

February 23, 2022